EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN FINANCE TRUST ANNOUNCES THIRD QUARTER 2020 RESULTS

New York, November 4, 2020 - American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S., announced today its financial and operating results for the third quarter ended September 30, 2020.

Third Quarter 2020 and Subsequent Event Highlights

•Revenue grew 7.7% to $78.5 million as compared to $72.9 million for the third quarter 2019
•Net loss attributable to common stockholders was $7.1 million as compared to $21.8 million in the prior quarter and $2.9 million for the third quarter 2019
•Cash net operating income (“NOI”) was $54.9 million compared to $55.2 million for the third quarter 2019
•Funds from Operations (“FFO”) of $25.6 million, or $0.24 per diluted share compared to $25.0 million, or $0.24 per diluted share, for the third quarter 2019
•Adjusted Funds from Operations (“AFFO”) increased 20.3% to $25.5 million or $0.23 per share compared to $21.2 million or $0.20 per share in the prior quarter and increased 8.9% compared to $23.4 million, or $0.22 per diluted share, in the prior year third quarter
•Declared dividends of $23.1 million or $0.21 per share
•Accretive financing transactions lowered weighted average interest rate compared to the same quarter in 2019, to 3.8% from 4.5% and increased the weighted average debt maturity to 5.0 years from 3.9 years with no significant near-term maturities
•Collected over 92% of cash rent due in third quarter 20201, including 97% in single tenant portfolio, 82% in the multi-tenant portfolio, and 97% among the top 20 tenants2
•Subsequent to quarter end, October cash rent collection of 94% as of October 31, 2020 including 97% in single tenant portfolio and 82% in multi-tenant portfolio
•Executed lease extensions year to date averaging 36 months and totaling $44.1 million in net additional rent in exchange for short-term rent deferrals or credits
•Significant multi-tenant leasing pipeline to add $1.9 million of annual rent and 121,000 square feet from 14 new long-term leases with a weighted-average lease term of 10 years.3
•High quality portfolio with 62% of tenants in single-tenant portfolio and 80% of the top 10 tenants4 portfolio-wide rated as investment grade or implied investment grade5
•Annual rent escalators6 averaging 1.2% per year in 78.4% of leases provide contractually embedded rent growth

“Our third quarter results highlight the resilience of our best-in-class, necessity-based retail portfolio that is net leased to mostly investment-grade and implied investment grade tenants, has remained remarkably stable throughout the pandemic,” Michael Weil, Chief Executive Officer, commented. “We significantly improved rent collection across our portfolio during the quarter, recording receipt of 92% of the third quarter cash rent due, up from 86% in the second quarter, and are continuing to trend upwards with 94% of rent collected in October. New lease extensions negotiated and signed during the pandemic have added over $40 million of rent to our future cash flow. We have also further de-risked our balance sheet, completing several transactions that increased our weighted average debt term to 5.0 years from 3.9 years and lowered our weighted-average interest rate to 3.8% from 4.5% a year ago. We now have no significant near-term debt maturing, and 76% of our debt matures in 2025 or later, giving us significant balance sheet flexibility to support our future growth.”

Financial Results

	Three Months Ended September 30,		Three Months Ended June 30,
(In thousands, except per share data)	2020	2019	2020
Revenue from tenants	$78,489	$72,863	$74,934

Net (loss) income attributable to common stockholders	$(7,091)	$(2,931)	$(21,803)
Net (loss) income per common share (a)	$(0.07)	$(0.03)	$(0.20)

FFO attributable to common stockholders	$25,631	$24,992	$22,233
FFO per common share (a)	$0.24	$0.24	$0.21

AFFO attributable to common stockholders	$25,465	$23,368	$21,194
AFFO per common share (a)	$0.23	$0.22	$0.20
(a) All per share data based on 108,429,315, 106,139,668 and 108,386,013 diluted weighted-average shares outstanding for the three months ended September 30, 2020, September 30, 2019 and June 30, 2020, respectively.

Real Estate Portfolio

The Company’s portfolio consisted of 885 net lease properties located in 46 states and the District of Columbia and comprised 19.0 million rentable square feet as of September 30, 2020. Portfolio metrics include:

•94.2% leased, compared to 95.2% at the end of third quarter 2019, with 8.8 years remaining weighted-average lease term7
•78.4% of leases have contractual rent increases of 1.2% on average based on annualized straight-line rent8
•62% of single-tenant portfolio and 31% of multi-tenant anchor tenants annualized straight-line rent derived from investment grade or implied investment grade tenants
•80% retail properties, 10% distribution properties and 10% office properties (based on an annualized straight-line rent)
•70% of the retail portfolio focused on either service9 or experiential retail10 giving the company strong alignment with “e-commerce resistant” real estate

Property Acquisitions

During the three months ended September 30, 2020, the Company acquired 38 properties for an aggregate contract purchase price11 of $54.9 million at a weighted average capitalization rate12 of 8.5%. Since 2017, 79% of all acquisitions have been properties leased to service retail tenants13.

Capital Structure and Liquidity Resources

As of September 30, 2020 the Company had a total borrowing capacity under the credit facility of $370.3 million based on the value of the borrowing base under the credit facility, and, of this amount, $305.9 million was outstanding under the credit facility as of September 30, 2020 and $64.4 million remained available for future borrowings14. As of September 30, 2020, the Company had $86.3 million of cash and cash equivalents. The Company’s net debt15 to gross asset value16 was 42.0%, with net debt of $1.8 billion.

The Company’s percentage of fixed rate debt was 83% as of September 30, 2020. The Company’s total combined debt had a weighted-average interest rate cost of 3.8%17, resulting in an interest coverage ratio of 2.9 times18.

Rent Collection Update

Third Quarter of 2020

For the third quarter of 2020, AFIN collected 92% of the cash rents that were due across the portfolio, including 97% of the cash rent payable from the top 20 tenants in the portfolio (based on the total of third quarter cash rent due across our portfolio) and 97% of the cash rent payable in the single tenant portfolio and 82% of the cash rent payable in the multi-tenant portfolio.

Of the third quarter 2020 cash rent remaining, lease amendments providing for either a rent deferral or a rent credit have been approved for 5% of the unpaid cash rent, while another 2% of rents are currently in negotiation for similar lease amendments19. The remaining 1% generally consists of tenants who have made partial payment and/or tenants without active communication on a potential approved agreement.

Subsequent to quarter end, October cash rent collection was 94% as of October 31, 2020 including 97% in the single tenant portfolio and 82% in the multi-tenant portfolio.

Financing Activity

The Company, through certain of its subsidiaries, entered into a loan agreement for a $715.0 million loan. The loan is secured by, among other things, a first mortgage on 368 single-tenant properties located in 41 states and the District of Columbia and totaling approximately 7.1 million square feet. The loan bears interest at a fixed rate of 3.743% and matures on August 6, 2025. The loan requires payments of interest only, with the principal balance due on the maturity date. At closing, of the approximately $697.1 million of net proceeds from the loan after fees and expenses, $696.2 million was used to repay $499.0 million for a mortgage loan originally due September 2020 bearing an interest rate of 4.36% per annum, and the remainder was used to repay outstanding amounts under the Company’s corporate credit facility. Of the 368 single tenant properties secured under the new loan, 223 were previously held as collateral under the mortgage loan originally due September 2020, and all but one of the remaining properties were part of the borrowing base under the corporate credit facility.
On September 4, 2020, the Company, through a wholly owned subsidiary, borrowed $125.0 million from a syndicate of regional banks led by BOK Financial. The syndicated balance sheet loan is secured by three of the Company’s single-tenant buildings located in Bridgewater, New Jersey that serve as the U.S. headquarters for Sanofi US Services Inc. At closing, all net proceeds from the loan were used to repay the previously outstanding mortgage indebtedness encumbering the property. The loan bears interest at a floating interest rate of one-month LIBOR plus 2.9%, with the interest rate fixed at 3.27% by swap agreement. The loan is interest-only with the principal due at maturity on September 4, 2025.

Footnotes/Definitions

1 This information may not be indicative of any future period. The impact of the COVID-19 pandemic on the Company’s rental revenue for the fourth quarter of 2020 and thereafter cannot be determined at present. The ultimate impact on our future results of operations and liquidity will depend on the overall length and severity of the COVID-19 pandemic, which management is unable to predict. With respect to ongoing negotiations of rent deferrals or credits, there can be no assurance that these negotiations will be successful and will lead to formal agreements on favorable terms, or at all. With respect to the other remaining unpaid amounts, there can be no assurance the Company will be successful in its efforts to collect or defer these amounts on a timely basis, or at all.
2 Top 20 tenants based on third quarter 2020 cash rents.
3 Includes (i) all leases fully executed by both parties as of October 29, 2020, but after September 30, and (ii) all leases under negotiation with an executed LOI by both parties as of October 29, 2020. No lease terminations occurred during this period. Leasing pipeline includes 14 new leases totaling approximately 121,000 square feet. There can be no assurance that such lease will commence on their current terms, or at all. Leasing pipeline should not be considered an indication of future performance.
4 Percentage of single-tenant portfolio tenants and top 10 tenants based on annualized straight-line rent as of September 30, 2020.
5 As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. Ratings information is as of September 30, 2020. Single-tenant portfolio tenants are 49.7% actual investment grade rated and 12.6% implied investment grade rate. Anchor tenants in the multi-tenant portfolio are 20.0% actual investment grade rated and 10.9% implied investment grade rated.
6 Based on annualized straight-line rent as of September 30, 2020. Contractual rent increases include fixed percent or actual increases, or CPI-indexed increases.
7 The weighted-average remaining lease term (years) is based on annualized straight-line rent as of September 30, 2020.
8 Annualized straight-line rent is calculated using the most recent available lease terms as of September 30, 2020.
9 Service retail is defined as single-tenant retail properties leased to tenants in the retail banking, restaurant, grocery, pharmacy, gas/convenience, healthcare, and auto services sectors
10 Experiential retail is defined as multi-tenant properties leased to tenants in the restaurant, discount retail, entertainment, salon/beauty, and grocery sectors, among others.
11 Represents the contract purchase price and excludes acquisition costs which are capitalized per GAAP.
12 Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted-average capitalization rate is based upon square feet.
13 Based on acquisitions during the period from January 1, 2017 through September 30, 2020 excluding the multi-tenant properties acquired in the American Realty Capital Retail Centers of America, Inc. merger in February 2017. Weighted by annualized straight-line rent as of September 30, 2020.
14 The borrowing capacity and availability for future borrowings under the Company’s credit facility is based on the borrowing base thereunder, which is the pool of eligible otherwise unencumbered real estate assets. The credit facility currently requires the Company to maintain a combination of cash, cash equivalents and amounts available for future borrowings under the credit facility of not less than $100.0 million, which could limit the Company’s ability to incur additional indebtedness and use cash that would otherwise be available to the Company.
15 Total debt of $1.8 billion less cash and cash equivalents of $86.3 million as of September 30, 2020. Excludes the effect of deferred financing costs, net, mortgage premiums, net and includes the effect of cash and cash equivalents.
16 Defined as the carrying value of total assets plus accumulated depreciation and amortization as of September 30, 2020.
17 Weighted based on the outstanding principal balance of the debt.
18 The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense less amortization of deferred financing costs, net, and change in accrued interest and amortization of mortgage premiums on borrowings) for the quarter ended September 30, 2020.
19 The rent credit is generally coupled with an extension of the lease. We granted rent credits with respect to 2% of cash rent due for the third quarter of 2020. The terms of the lease amendments providing for rent credits differ by tenant in terms of length and amount of the credit

Webcast and Conference Call

AFIN will host a webcast and call on November 5, 2020 at 11:00 a.m. ET to discuss its financial and operating results. This webcast will be broadcast live over the Internet and can be accessed by all interested parties through the AFIN website, www.americanfinancetrust.com, in the “Investor Relations” section.

Dial-in instructions for the conference call and the replay are outlined below.

To listen to the live call, please go to AFIN’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the AFIN website at www.americanfinancetrust.com.

Live Call
Dial-In (Toll Free): 1-888-317-6003
International Dial-In: 1-412-317-6061
Canada Dial-In (Toll Free): 1-866-605-3851
Participant Elite Entry Number: 0702582

Conference Replay*
Domestic Dial-In (Toll Free): 1-877-344-7529
International Dial-In: 1-412-317-0088
Canada Dial-In (Toll Free): 1-855-669-9658
Conference Number: 10148231
*Available one hour after the end of the conference call through February 5, 2021.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

 Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of AFIN’s website at www.americanfinancetrust.com and on the SEC website at www.sec.gov.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company’s tenants and the global economy and financial markets and that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Accounting Treatment of Rent Deferrals

The majority of the concessions granted to the Company’s tenants as a result of the COVID-19 pandemic are rent deferrals with the original lease term unchanged and collection of deferred rent deemed probable. The Company’s revenue recognition policy requires that it must be probable that the Company will collect virtually all of the lease payments due and does not provide for partial reserves, or the ability to assume partial recovery. In light of the COVID-19 pandemic, the FASB and SEC agreed that for leases where the total lease cash flows will remain substantially the same or less than those after the COVID-19 related effects, companies may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract as a practical expedient and account for rent concessions as if they were part of the enforceable rights and obligations of the parties under the existing lease contract. As a result, we do not expect rental revenue used to calculate Net Income and NAREIT FFO to be significantly impacted by these types of deferrals. In addition, since we currently believe that these amounts are collectible, we have excluded from the increase in straight-line rent for AFFO purposes the amounts recognized under GAAP relating to these types of rent deferrals.

Contacts:
Investors and Media:
Email: investorrelations@americanfinancetrust.com
Phone: (866) 902-0063

American Finance Trust, Inc.
Consolidated Balance Sheets
(In thousands. except share and per share data)

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$716,122	$685,889
Buildings, fixtures and improvements	2,783,893	2,681,485
Acquired intangible lease assets	449,687	448,175
Total real estate investments, at cost	3,949,702	3,815,549
Less: accumulated depreciation and amortization	(611,167)	(529,052)
Total real estate investments, net	3,338,535	3,286,497
Cash and cash equivalents	86,265	81,898
Restricted cash	13,306	17,942
Deposits for real estate acquisitions	1,886	85
Deferred costs, net	16,969	17,467
Straight-line rent receivable	62,451	46,976
Operating lease right-of-use assets	18,668	18,959
Prepaid expenses and other assets (including $1,692 and $503 due from related parties as of September 30, 2020 and December 31, 2019, respectively)	26,154	19,188
Assets held for sale	—	1,176
Total assets	$3,564,234	$3,490,188

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$1,494,966	$1,310,943
Credit facility	305,857	333,147
Below market lease liabilities, net	78,763	84,041
Accounts payable and accrued expenses (including $48 and $1,153 due to related parties as of September 30, 2020 and December 31, 2019, respectively)	35,535	26,817
Operating lease liabilities	19,248	19,318
Derivative liabilities, at fair value	546	—
Deferred rent and other liabilities	9,464	10,392
Dividends payable	3,619	3,300
Total liabilities	1,947,998	1,787,958

7.50% Series A cumulative redeemable perpetual preferred stock, $0.01 par value, liquidation preference $25.00 per share, 8,796,000 shares authorized, 7,719,689 and 6,917,230 issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	77	69
Common stock, $0.01 par value per share, 300,000,000 shares authorized, 108,837,209 and 108,475,266 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	1,088	1,085
Additional paid-in capital	2,635,276	2,615,089
Accumulated other comprehensive loss	(546)	—
Distributions in excess of accumulated earnings	(1,047,227)	(932,912)
Total stockholders’ equity	1,588,668	1,683,331
Non-controlling interests	27,568	18,899
Total equity	1,616,236	1,702,230
Total liabilities and equity	$3,564,234	$3,490,188

American Finance Trust, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,
	2020	2019
Revenue from tenants	$78,489	$72,863

Operating expenses:
Asset management fees to related party	6,918	6,545
Property operating expense	14,226	12,398
Acquisition, transaction and other costs [1]	1,507	489
Equity-based compensation [2]	3,235	3,217
General and administrative	3,312	3,573
Depreciation and amortization	34,951	29,901
Total operating expenses	64,149	56,123
Operating income before gain on sale of real estate investments	14,340	16,740
Gain on sale of real estate investments	2,178	1,933
Operating income	16,518	18,673
Other (expense) income:
Interest expense	(20,871)	(18,569)
Other income	871	48
Total other expense, net	(20,000)	(18,521)
Net (loss) income	(3,482)	152
Net loss (income) attributable to non-controlling interests	10	(4)
Preferred stock dividends	(3,619)	(3,079)
Net loss attributable to common stockholders	$(7,091)	$(2,931)

Basic and Diluted Net (Loss) Income Per Share:
Net loss per share attributable to common stockholders — Basic and Diluted	$(0.07)	$(0.03)
Weighted-average shares outstanding — Basic	108,429,315	106,139,668
Weighted-average shares outstanding — Diluted	108,429,315	106,139,668
______

[1] For the three months ended September 30, 2020 and 2019, includes litigation costs related to AFIN’s 2017 merger with American Realty Capital - Retail Centers of America, Inc. (the “Merger”) of $0.2 million and $0.2 million, respectively.
[2] For the three months ended September 30, 2020 and 2019, includes expense related to the Company’s restricted common shares of $0.3 million and $0.3 million, respectively.

American Finance Trust, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended September 30,
	2020	2019
Adjusted EBITDA
Net (loss) income	$(3,482)	$152
Depreciation and amortization	34,951	29,901
Interest expense	20,871	18,569
Acquisition, transaction and other costs [1]	1,507	489
Equity-based compensation [2]	3,235	3,217
Gain on sale of real estate investments	(2,178)	(1,933)
Other income	(871)	(48)
Adjusted EBITDA	54,033	50,347
Asset management fees to related party	6,918	6,545
General and administrative	3,312	3,573
NOI	64,263	60,465
Amortization of market lease and other intangibles, net	(1,652)	(2,503)
Straight-line rent	(7,743)	(2,716)
Cash NOI	$54,868	$55,246

Cash Paid for Interest:
Interest expense	$20,871	$18,569
Amortization of deferred financing costs, net and change in accrued interest	(2,782)	(725)
Amortization of mortgage discounts and premiums on borrowings	521	839
Total cash paid for interest	$18,610	$18,683
______

[1] For the three months ended September 30, 2020 and 2019, includes litigation costs related to the Merger of $0.2 million and $0.2 million, respectively.
[2] For the three months ended September 30, 2020 and 2019, includes expense related to the Company’s restricted common shares of $0.3 million and $0.3 million, respectively.

American Finance Trust, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended September 30,		Three Months Ended June 30,
	2020	2019	2020
Net loss attributable to common stockholders (in accordance with GAAP)	$(7,091)	$(2,931)	$(21,803)
Impairment of real estate investments	—	—	11,502
Depreciation and amortization	34,951	29,901	35,443
Gain on sale of real estate investments	(2,178)	(1,933)	(2,838)
Proportionate share of adjustments for non-controlling interest to arrive at FFO	(51)	(45)	(71)
FFO attributable to common stockholders	25,631	24,992	22,233
Acquisition, transaction and other costs [1]	1,507	489	721
Legal fees and expenses — COVID-19 lease disputes [2]	16	—	242
Amortization of market lease and other intangibles, net	(1,652)	(2,503)	(2,289)
Straight-line rent	(7,743)	(2,716)	(5,442)
Straight-line rent (rent deferral agreements) [3]	2,209	—	2,082
Amortization of mortgage premiums on borrowings	(521)	(839)	(589)
Equity-based compensation [4]	3,235	3,217	3,247
Amortization of deferred financing costs, net and change in accrued interest	2,782	725	990
Proportionate share of adjustments for non-controlling interest to arrive at AFFO	1	3	(1)
AFFO attributable to common stockholders	$25,465	$23,368	$21,194
______

[1] Primarily includes prepayment costs incurred in connection with early debt extinguishment as well as litigation costs related to the Merger.
[2] Reflects legal costs incurred during the second and third quarters of 2020 related to disputes with tenants due to store closures or other challenges resulting from COVID-19. The tenants involved in these disputes had not recently defaulted on their rent and, prior to the second and third quarters of 2020, had recently exhibited a pattern of regular payment. Based on the tenants involved in these matters, their history of rent payments, and the impact of the pandemic on current economic conditions, management views these costs as COVID-19-related and separable from the Company’s ordinary general and administrative expenses related to tenant defaults. The Company engaged counsel in connection with these issues separate and distinct from counsel the Company typically engages for tenant defaults. The amount reflects what the Company believes to be only those incremental legal costs above what we typically incur for tenant-related dispute issues. The Company may continue to incur these COVID-19 related legal costs in the future.
[3] Represents the amount of deferred rent pursuant to lease negotiations which qualify for FASB relief for which rent was deferred but not reduced. These amounts are included in the straight-line rent receivable on our balance sheet but are considered to be cash, for purposes of AFFO, that is expected to be collected.
[4] Includes expense related to the amortization of the Company’s restricted common shares and LTIP Units.

Non-GAAP Financial Measures
This release discusses the non-GAAP financial measures we use to evaluate our performance, including Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Net Operating Income (“NOI”) and Cash Net Operating Income (“Cash NOI”). While NOI is a property-level measure, AFFO is based on our total performance and therefore reflects the impact of other items not specifically associated with NOI such as, interest expense, general and administrative expenses and operating fees to related parties. Additionally, NOI as defined herein, does not reflect an adjustment for straight-line rent but AFFO does. A description of these non-GAAP measures and reconciliations to the most directly comparable GAAP measure, which is net income, is provided below. Adjustments for unconsolidated partnerships and joint ventures are calculated to exclude the proportionate share of the non-controlling interest to arrive at FFO, AFFO and NOI attributable to stockholders.
Caution on Use of Non-GAAP Measures
FFO, AFFO, Adjusted EBITDA, NOI and Cash NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.
Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.
We consider FFO and AFFO useful indicators of our performance. Because FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs in our peer group.
As a result, we believe that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance, including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to pay cash dividends. Investors are cautioned that FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
Funds from Operations and Adjusted Funds from Operations
Funds from Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, the NAREIT, an industry trade group, has promulgated a performance measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.
We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper and approved by the Board of Governors of NAREIT effective in December 2018 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from sales of certain real estate assets, gain and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for consolidated partially-owned entities (including our Operating Partnership) and equity in earnings of unconsolidated affiliates are made to arrive at our proportionate share of FFO attributable to our stockholders. Our FFO calculation complies with NAREIT’s definition.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.
Adjusted Funds from Operations
In calculating AFFO, we start with FFO, then we exclude certain income or expense items from AFFO that we consider to be more reflective of investing activities, such as fees related to the Listing, non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our day to day operating business plan, such as amounts related to litigation arising out of the Merger. These amounts include legal costs incurred as a result of the litigation, portions of which have been and may in the future be reimbursed under insurance policies maintained by us. Insurance reimbursements are deducted from AFFO in the period of reimbursement. We believe that excluding the litigation costs and subsequent insurance reimbursements related to litigation arising out of the Merger helps to provide a better understanding of the operating performance of our business. Other income and expense items also include early extinguishment of debt and unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments and gains and losses on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent, vesting and conversion of the Class B Units and share-based compensation related to restricted shares and the 2018 OPP from AFFO, we believe we provide useful information regarding those income and expense items which have a direct impact on our ongoing operating performance.
In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income (loss). All paid and accrued merger, acquisition and transaction related fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors but are not reflective of our on-going performance. In addition, legal fees and expense associated with COVID-19-related lease disputes involving certain tenants negatively impact our operating performance but are not reflective of our on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss). In addition, as discussed above, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management’s analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impact of transactions or other items that are not related to the ongoing performance of our portfolio of properties. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently. Furthermore, we believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to pay dividends.
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, Net Operating Income and Cash Net Operating Income.
We believe that Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, fees related to the Listing, other non-cash items such as the vesting and conversion of the Class B Units, expense related to our multi-year outperformance agreement with the Advisor and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
NOI is a non-GAAP financial measure used by us to evaluate the operating performance of our real estate. NOI is equal to total revenues, excluding contingent purchase price consideration, less property operating and maintenance expense. NOI excludes all other items of expense and income included in the financial statements in calculating net income (loss). We believe NOI provides useful and relevant information because it reflects only those income and expense items that are incurred at the property level and presents such items on an unleveraged basis. We use NOI to assess and compare property level performance and to make decisions concerning the operations of the properties. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating expenses and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income (loss). NOI excludes certain items included in calculating net income (loss) in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or our ability to pay dividends.
Cash NOI, is a non-GAAP financial measure that is intended to reflect the performance of our properties. We define Cash NOI as NOI excluding amortization of above/below market lease intangibles and straight-line adjustments that are included in GAAP lease revenues. We believe that Cash NOI is a helpful measure that both investors and management can use to evaluate the current financial performance of our properties and it allows for comparison of our operating performance between periods and to other REITs. Cash NOI should not be considered as an alternative to net income, as an indication of our financial performance, or to cash flows as a measure of liquidity or our ability to fund all needs. The method by which we calculate and present Cash NOI may not be directly comparable to the way other REITs present Cash NOI.